Exhibit 5.5

November 16, 2022

Bed Bath & Beyond Inc.

650 Liberty Avenue

Union, New Jersey 07083

Ladies and Gentlemen:

We have acted as special Tennessee counsel to BBB Value Services Inc., a Tennessee corporation (the “Tennessee Guarantor”), and are furnishing this opinion letter in connection with the registration statement on Form S-4 (as amended by that certain Amendment No. 1 to Form S-4 Registration Statement filed on the date hereof, the “Registration Statement”) filed on October 18, 2022 by Bed Bath & Beyond Inc., a New York corporation (the “Company”), and each of the subsidiaries of the Company identified as a “Subsidiary Guarantor” on Schedule A of the cover page of the Registration Statement, including the Tennessee Guarantor (each a “Guarantor” and collectively, the “Guarantors”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1993, as amended (the “Securities Act”), and relating to the Company’s offers to exchange (collectively, the “Exchange Offers”) newly issued (i) 3.693% Senior Second Lien Secured Non-Convertible Notes due 2027 and/or 8.821% Senior Second Lien Secured Convertible Notes due 2027 (collectively, the “New Second Lien Notes”) issued by the Company for any and all of its issued and outstanding 3.749% Senior Notes due 2024 and (ii) 12.000% Senior Third Lien Secured Convertible Notes due 2029 (“New Third Lien Notes”, and together with the New Second Lien Notes, the “New Notes”) issued by the Company for any and all of its issued and outstanding 4.915% Senior Notes due 2034 and 5.165% Senior Notes due 2044 and the issuance by the Guarantors, including the Tennessee Guarantor, of guarantees of the New Notes (the “Guarantees”). The Exchange Offers will be as set forth in the preliminary prospectus (the “Prospectus”) forming a part of the Registration Statement, as supplemented by one or more supplements to the Prospectus. The New Notes and the Guarantees will be issued under Indentures (the “Indentures”) to be entered into by and among the Company, the Guarantors and Wilmington Trust, National Association, as trustee (the “Trustee”).

In rendering the opinions set forth herein, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the following:

(a)    (i) a certified copy of the articles of incorporation of the Tennessee Guarantor, as filed with the Secretary of State of the State of Tennessee, certified by the Secretary of State of the State of Tennessee as of August 9, 2022 and (ii) a certified copy of the bylaws of the Tennessee Guarantor (collectively, the “Governing Documents”);

(b)    a certified copy of certain resolutions of the board of directors of the Tennessee Guarantor;

(c)    a Certificate of Existence from the Secretary of State of the State of Tennessee, dated October 12, 2022, attesting to the “good standing” of the Tennessee Guarantor in such jurisdiction (the “Certificate of Existence”);

(d)    the form of the Indentures;

(e)    the Registration Statement; and

Bed Barth & Beyond Inc.

November 16, 2022

(f)    an executed copy of the Dealer Manager and Consent Solicitation Agreement, dated as of October 18, 2022 (the “Dealer Manager Agreement”), by and among the Company, the Guarantors and Lazard Frères & Co. LLC, as dealer manager and solicitation agent, relating to the Exchange Offers.

In addition, we have examined such other documents, agreements, and certificates as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In rendering the opinions set forth below, we have, with your consent, relied only upon examination of the documents described above and have made no independent verification or investigation of the factual matters set forth herein. We did not participate in the negotiation or preparation of the form of the Indentures and have not advised the Issuers or the Guarantors with respect to such documents or transactions contemplated thereby.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photocopied copies and the authenticity of the originals of such copies. As to all questions of fact material to this opinion letter that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Issuers and the Guarantors, including the factual representations and warranties contained in the Dealer Manager Agreement, and have assumed that such matters remain true and correct through the date hereof.

Based on the foregoing, and subject to the limitations stated herein, we are of the opinion that:

1.    Based solely on the Certificate of Existence, the Tennessee Guarantor is a corporation validly existing and in good standing under the laws of the State of Tennessee.

2.    The Tennessee Guarantor has the corporate power and authority to execute, deliver and perform all of its obligations under the Indentures.

3.    With respect to the Guarantees issued by the Tennessee Guarantor under the Indentures and offered under the Registration Statement, the Tennessee Guarantor has taken the required steps to authorize the execution and delivery of the Indentures under the laws of the State of Tennessee.

The foregoing opinion is strictly limited to matters arising under the laws of the State of Tennessee as in effect on the date hereof. We express no opinion as to: (a) the enforceability of the Indenture in accordance with its terms except to opine as to the authority of the Tennessee Guarantor to enter into such document, as specifically provided herein; or (b) the application of federal or state securities law to the transactions contemplated in the Indenture or the Registration Statement.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus, which is part of the Registration Statement, and to the use of this opinion letter as an exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Waller Lansden Dortch & Davis, LLP
Waller Lansden Dortch & Davis, LLP